UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 14, 2009

Date of Report (Date of earliest event reported)

Quality Distribution, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-24180	59-3239073
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

(Address of principal executive offices) (Zip Code)

(813) 630-5826

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 14, 2009, Quality Distribution, LLC (“QD LLC”) and QD Capital Corporation (together with QD LLC, the “Issuers”) and the guarantors named in the Subordinated Notes Indenture (as defined below) entered into a Third Supplemental Indenture (the “Supplemental Indenture”) to the Indenture governing the Issuers’ 9% senior subordinated notes due 2010 (the “Old Subordinated Notes”), dated as of November 13, 2003, among the Issuers, the guarantors named therein and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Subordinated Notes Indenture”).

The Supplemental Indenture was entered into in connection with the Issuers’ previously announced exchange offer (the “Subordinated Notes Exchange Offer”) and consent solicitation with respect to the Old Subordinated Notes, commenced on August 28, 2009. The Supplemental Indenture amends the Subordinated Notes Indenture to, among other things, eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Subordinated Notes Indenture and the Old Subordinated Notes. The amendments will not, however, become operative until the Old Subordinated Notes tendered in the Subordinated Notes Exchange Offer are accepted for exchange by the Issuers pursuant to the terms of the Subordinated Notes Exchange Offer.

The foregoing summary is qualified in its entirety by reference to the Supplemental Indenture, attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 8.01	Other Events.

On October 14, 2009, Quality Distribution, Inc. (“QDI”) issued a press release announcing, among other things, the expiration of and the final results for the previously announced private exchange offers (the “Exchange Offers”) and retail tender offer (the “Retail Tender Offer” and, together with the Exchange Offers, the “Offers”) by the Issuers, in each case for certain outstanding debt securities of the Issuers (the “Old Notes”).

The Offers expired at midnight, New York City time, on October 13, 2009 (the “Expiration Date”) and as of such time (i) approximately $84.5 million principal amount of the Issuers’ Senior Floating Rate Notes due 2012, Series A (the “Old Series A Notes”), or 99.4%, had been validly tendered and not withdrawn, (ii) approximately $50.0 million principal amount of the Issuers’ Senior Floating Rate Notes due 2012, Series B (the “Old Series B Notes” and, together with the Old Series A Notes, the “Old Senior Notes”), or 100%, had been validly tendered and not withdrawn, (iii) approximately $83.6 million principal amount of Old Subordinated Notes, or 83.8%, had been validly tendered in the Exchange Offer with respect to the Old Subordinated Notes and not withdrawn, of which approximately $2.9 million principal amount of such Old Subordinated Notes were held by holders that elected to receive cash consideration for such Old Subordinated Notes (the “Cash Option”), and (iv) approximately $0.1 million principal amount of Old Subordinated Notes had been validly tendered and not withdrawn in connection with the Retail Tender Offer. Based on the principal amount of Old Notes validly tendered in each Offer, (i) approximately $134.5 million aggregate principal amount of the Issuers’ new 10% Senior Notes due 2013 will be issued in exchange for Old Senior Notes validly tendered in the Exchange Offer with respect to the Old Senior Notes, (ii) approximately $80.7 million aggregate principal amount of the Issuers’ new 11.75% Senior Subordinated PIK Notes due 2013 and approximately 1.75 million warrants (“Warrants”) to purchase shares of common stock of QDI will be issued in exchange for Old Subordinated Notes validly tendered in the Exchange Offer with respect to the Old Subordinated Notes, and (iii) approximately $1.9 million in cash will be paid to holders that validly tendered Old Subordinated Notes in the Retail Tender Offer or validly tendered Old Subordinated Notes in the Exchange Offer with respect to the Old Subordinated Notes and elected the Cash Option, including, in each case, cash paid on account of accrued and unpaid interest on such Old Subordinated Notes.

In the case of each Offer, it is anticipated that the settlement date will be October 15, 2009, or, with respect to the payment of consideration consisting of Warrants, such later date as a holder returns a properly completed Beneficial Ownership Information Form to the information agent.

For additional information concerning the foregoing, a copy of the press release dated October 14, 2009 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

4.1	Third Supplemental Indenture to the indenture governing the Issuers’ 9% senior subordinated notes due 2010, dated as of October 14, 2009, by the Issuers, the guarantors named therein and The Bank of New York Mellon, as trustee.

99.1	Text of press release, dated October 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALITY DISTRIBUTION, INC.

Date: October 14, 2009	By:	/s/ JONATHAN C. GOLD
	Name:	Jonathan C. Gold
	Title:	Secretary

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	Third Supplemental Indenture to the indenture governing the Issuers’ 9% senior subordinated notes due 2010, dated as of October 14, 2009, by the Issuers, the guarantors named therein and The Bank of New York Mellon, as trustee.

99.1	Text of press release, dated October 14, 2009.